UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 3, 2010

OPKO Health, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-33528	75-2402409
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4400 Biscayne Blvd., Miami, Florida		33137
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(305) 575-4100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 3, 2010, OPKO Health, Inc. (the "Company") notified the NYSE Amex Exchange ("NYSE Amex") that it determined that Thomas Beier, a member of the Company’s Board of Directors, does not meet the NYSE Amex definition of "independence" as set forth under Section 803A of the NYSE Amex Company Guide (the "Company Guide") because Mr. Beier’s son-in-law is a partner with the Company’s independent registered public accounting firm in its Transaction Advisory Services practice. Mr. Beier’s son-in-law has not worked on the Company’s audit at any time.

As a result of the determination that Mr. Beier is not independent under NYSE Amex listing standards, the Company concluded it was not in compliance with the audit committee and compensation committee composition requirements of Section 803B and Section 805 of the Company Guide, respectively. In addition, the Company may not have been in compliance with the requirement under Section 802(a) of the Company Guide that at least a majority of the directors on the Board of Directors be independent directors as defined in Section 803A. The Company was a controlled company until on or around June 1, 2009.

Effective May 5, 2010, Mr. Beier resigned from the Company’s Audit Committee and Compensation Committee. Effective May 6, 2010, the Company’s Board of Directors determined that John Paganelli, an existing director, is independent under NYSE Amex listing standards and has appointed Mr. Paganelli to fill the vacancy on the Audit Committee and Compensation Committee created by Mr. Beier’s resignation. The Company believes that currently a majority of the members of its Board of Directors are independent under NYSE Amex listing standards. As of May 6, 2010, the Company believes that it is in compliance with the NYSE Amex continuing listing standards.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPKO Health, Inc.

May 7, 2010	By:	Rao Uppaluri

Name: Rao Uppaluri
Title: Chief Financial Officer